Exhibit 10.12

FIRST AMENDMENT TO THE
2003 INCENTIVE AWARD PLAN
OF REALTY INCOME CORPORATION

This First Amendment (“Amendment”) to The 2003 Incentive Award Plan of Realty Income Corporation (the “Plan”) is made as of May 6, 2003 by Realty Income Corporation, a Maryland corporation (the “Company”).

W I T N E S S E TH

WHEREAS, the Board of Directors approved the Plan on March 12, 2003 and the Stockholders have approved the Plan on May 6, 2003; and

WHEREAS, the Board of Directors of the Company has determined that it is appropriate and in the best interests of the Company to amend the Plan as set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals, the Plan is hereby amended as set forth herein:

1.                                       Capitalized terms used herein which are not otherwise defined herein but are defined in the Plan shall have the meanings given to such terms in the Plan.

2.                                       Section 5.1 of the Plan is hereby deleted in its entirety and restated in its entirety to read as follows:

“5.1.        Option Price.  The price per share of the shares subject to each Option granted to Employees and Consultants shall be set by the Committee; provided, however, that such price shall be no less than the Fair Market Value of a share of Common Stock on the date the Options is granted.  In the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code), such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).